Exhibit 10.17.1

MAVENIR SYSTEMS, INC.

OMNIBUS AMENDMENT TO STOCK OPTION AGREEMENTS

THIS OMNIBUS AMENDMENT TO STOCK OPTION AGREEMENTS (this “Amendment”) dated as of             , 2013, amends those one or more certain stock options (the “Options”) granted on                     to                     (“Optionee”) under the terms of the Mavenir Systems, Inc. (the “Company”) 2005 Stock Plan (the “Plan”), which Options were evidenced by those one or more certain Stock Option Agreements (the “Option Agreements”) by and between the Company and Optionee. All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Plan.

RECITALS:

WHEREAS, to provide for acceleration of vesting under the Options in the event that Optionee is terminated without Cause (as defined in the Addendum) or leaves for Good Reason (as defined in the Addendum) within six (6) months following a Change of Control (as defined in the Addendum), the parties hereto desire to amend the Option Agreements to incorporate the provisions of the Addendum to Stock Option Agreement (the “Addendum”) attached hereto as Annex I into the Option Agreements.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

1. Addendum to Option Agreement. The provisions of the Addendum are hereby added to each of the Option Agreements below the applicable language describing the vesting schedule for each such Option Agreement.

2. Miscellaneous Provisions.

(a) Effectiveness of Amendment. This Amendment shall be effective upon execution by the Company and Optionee.

(b) Full Force and Effect. Except as set forth in this Amendment, all the terms and provisions of the Option Agreements shall continue in full force and effect.

(c) Governing Law. This Amendment shall be governed by and construed under the laws of the State of Texas, without giving effect to conflict of laws principles.

(d) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Counterparts may delivered in person, by facsimile, or by electronic delivery format.

[Signature page follows]

IN WITNESS WHEREOF, this Omnibus Amendment to Stock Option Agreements has been executed by the parties hereto, effective as of the date first set forth above.

COMPANY:

MAVENIR SYSTEMS, INC.

By:
Name:
Title:

OPTIONEE:

SIGNATURE PAGE TO OMNIBUS AMENDMENT TO STOCK OPTION AGREEMENTS

ANNEX I

ADDENDUM TO STOCK OPTION AGREEMENT

6 Months Accelerated Vesting

In the event an Optionee (i) is terminated by the Company involuntarily without Cause or Optionee resigns with Good Reason (ii) upon or during the twelve (12) month period after the effective date of such Change of Control ((i) and (ii) together, a “Double Trigger Termination” and the termination date being the “Termination Date”), the shares at the time under the Option that would vest based solely on the passage of time (rather than vesting based on performance conditions) and that would vest within the six (6) month period following the Termination Date shall vest effective as of the Termination Date. Notwithstanding the foregoing, in the event that such Double Trigger Termination occurs prior to the first anniversary of the vesting commencement date under the Option, the Option will provide (A) that, notwithstanding any “cliff” vesting provision, such Optionee’s normal vesting schedule will revert to a monthly vesting schedule so that the shares under the Option will vest in successive, equal amounts over the entire vesting schedule in order to give such Optionee vesting credit from the vesting commencement date through the Termination Date and (B) for accelerated vesting such that the shares under the Option that would vest based solely on the passage of time (rather than vesting based on performance conditions) and that would vest within the six (6) month period following the Termination Date shall vest effective as of the Termination Date.

1. “Change of Control” shall mean a change in ownership or control of the Company effected through any of the following transactions:

(A) the closing of a merger, consolidation or other reorganization approved by the Company’s stockholders in which a change in ownership or control of the Company is effected through the acquisition by any person or group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members);

(B) the closing of a sale, transfer or other disposition of all or substantially all of the Company’s assets;

(C) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Exchange Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders; or

                (D) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (x) have been Board members continuously since the beginning of such period or (y) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (x) who were still in office at the time the Board approved such election or nomination.

Notwithstanding the foregoing, solely with respect to any Award that is subject to Section 409A of the Internal Revenue Code and payable upon a Change of Control, the term “Change of Control” shall mean an event described in one or more of the foregoing provisions of this definition, but only if it also constitutes a “change of control event” within the meaning of Treas. Reg. §1.409A-3(i)(5).

2. “Cause” shall mean: (A) Optionee’s continued failure to substantially perform the principal duties and obligations of Optionee’s position with the Company (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied within ten (10) business days after receipt of written notice from the Company; (B) any willful act of personal dishonesty, fraud or misrepresentation taken by Optionee which was intended to result in substantial gain or personal enrichment of Optionee at the expense of the Company; (C) Optionee’s willful violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be materially and demonstrably injurious to the Company; (D) Optionee’s conviction of a felony or a plea of nolo contendere to a felony charge under the laws of the United States or any State; or (E) Optionee’s willful breach of the terms of Optionee’s proprietary information agreement (or similar confidentiality agreement) with the Company or of the restrictive covenants of any employment agreement between Optionee and the Company. For the purposes of this Option, no act or failure to act shall be considered “willful” unless done or omitted to be done in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the Company. The Board of Directors (excluding Optionee if Optionee is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause, pursuant to this Option.

3. “Good Reason” shall mean the occurrence of any of the following without Optionee’s consent: (A) a material reduction of Optionee’s duties or responsibilities, relative to Optionee’s duties or responsibilities as in effect immediately prior to such reduction; (B) except as provided below, a material reduction in the Optionee’s base salary as in effect immediately prior to such reduction; (C) except as provided below, a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Optionee was entitled immediately prior to such reduction, with the result that Optionee’s overall benefits package is materially reduced; or (D) the relocation of Optionee to a facility or a location more than fifty (50) miles from Optionee’s then present location. The Board of Directors, or a duly authorized committee thereof, may decrease the base salary and/or employee benefits, including bonuses, in the event that the Board or such committee determines that financial exigencies require such decrease, provided that the compensation of all executives of the Company is also reduced at the same time in a substantially commensurate manner.